Exhibit 99.1

Company Contact	Investor Contact
Scott Davidson	Brett Maas
Chief Financial Officer	Managing Partner
Natural Health Trends Corp.	Hayden IR
Tel: 972-241-4080	Tel: 646-536-7331
scott.davidson@nthglobal.com	brett@haydenir.com

For Immediate Release

Natural Health Trends Reports Fourth Quarter and Full Year 2012 Financial Results

Seventh Consecutive Quarter of Profitability

Full Year Revenues Increased 20% and Operating Income Increased 48%

DALLAS, TX, March 12, 2013 -- Natural Health Trends Corp. (OTCQB: NHTC), a leading direct selling company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced financial results for the fourth quarter and full year period ended December 31, 2012.

Fourth Quarter Financial Highlights

●

Total revenues were $8.1 million compared to $8.2 million for the same period in 2011, a decrease of 1%, because orders taken in the third quarter of 2011 were shipped in the fourth quarter that year. Orders were actually up 6% over that of a year ago.

●	Gross profit margin was 75.1% compared to 74.1% last year.
●	Operating income was $416,000, an increase of 48% compared to $282,000 last year.
●

Net income attributable to common stockholders of Natural Health Trends was $525,000, or $0.05 per basic and diluted share, compared to net income of $471,000, or $0.04 per basic and diluted share last year.

●	Cash and cash equivalents increased to $4.2 million as of December 31, 2012 from $3.7 million as of September 30, 2012.

Full Year Financial Highlights

●	Total revenues for the full year ended December 31, 2012 were up $6.4 million, or 20%, to $37.5 million from $31.2 million in the same period last year.
o	Sales in Hong Kong increased 25% compared to the prior year.
o	Net sales outside of Hong Kong increased 11%, primarily due to sales in the Russian market.
●	Gross profit margin was 74.2% compared to 73.8% last year.
●	Operating income increased 48% to $2.6 million from $1.8 million last year.
●	Net income attributable to common stockholders of Natural Health Trends increased 14% to $2.6 million from $2.3 million last year.

“We spent considerable resources in 2012 to introduce new products, and create robust promotional and incentive events, setting the stage for what we expect to be a year of significant growth in 2013," Chris Sharng, President of Natural Health Trends Corp. “Even with these investments, we reported substantial improvements in our revenue and profitability, as evidenced by the 20% top-line growth and the 48% improvement in operating income year-over-year. The introductions of our Soothe product into three key markets, the launch of a new skincare product in China and an impressive slate of promotional and incentive activities give us confidence as we move into 2013."

Operational Highlights

●

The Company continued to expand its loyalty program called the Personal Consumption Program. Members earn points for product purchases, attending trainings and events and reaching business milestones. These accumulated points can be used toward future product purchases or for gifting to team members.

●	The Company entered into an arrangement with Alipay, China’s leading third-party online payment solution, and began accepting orders in Renminbi for the first time ever.
●	The Company introduced Floraeda, a new skincare product, into the China market and commenced a full month of in-market events to promote the launch.
●	The Company launched Soothe, an all-over super hydrating body moisturizer ideal for extreme weather conditions, in Russia, Hong Kong and Taiwan.
●	The Company held a 3rd Anniversary event in Moscow, Russia to reintroduce the car promotion and launch Soothe.

"I am excited about the full calendar of promotional and incentive-related activities we have planned for 2013," continued Mr. Sharng. "This includes training and road shows in Russia, China, Taiwan and Korea, as well as incentive trips to Singapore, Europe, Hawaii, Paris and Italy. We already conducted a Success Forum for leaders in Macau during January and plan additional leader training in St. Petersburg, Russia in April and Hong Kong in July. In addition, we are planning significant year-long enhancements to the International Recognition Program plus a car promotion program for our Russian members. Finally, building on the success of last year, we will implement more collaborative marketing programs between markets, specifically Taiwan and Hong Kong, during 2013. In total, we expect this activity to help boost sales in each of our target markets."

Financial Results for the Three Months Ended December 31, 2012

Total revenues for the three months ended December 31, 2012 were $8.1 million compared to $8.2 million for the same period in 2011. Gross profit was $6.1 million, or 75.1% of net sales, compared to $6.1 million, or 74.1%, in the same period last year. Total expenses for the three months ended December 31, 2012 were $5.7 million compared to $5.8 million in the comparable period of 2011. The decrease in operating expenses relates to costs associated with the 10-year anniversary event held in 2011, which did not re-occur in 2012.

Operating income for the quarter was $416,000 compared to operating income of $282,000 in the fourth quarter of 2011. Net income attributable to common stockholders of Natural Health Trends was $525,000, or $0.05 per basic and diluted share, compared to net income of $471,000, or $0.04 per basic and diluted share in the same period of 2011.

Financial Results for the Year Ended December 31, 2012

Total revenues for the year ended December 31, 2012 were $37.5 million compared to $31.2 million for the same period in 2011, an increase of 20%. Hong Kong net sales increased 25% over the comparable period last year primarily due to renewed focus on training as well as new incentive programs launched at the beginning of the year surrounding the Company’s recognition program. Net sales outside of Hong Kong increased 11%, primarily due to incentive trip programs that occurred in Russia during 2012, as well as the introduction of new product promotions in Russia and North America during late 2011.

Gross profit for the year ended December 31, 2012 increased 21% to $27.8 million, or 74.2% of net sales, from $23.0 million, or 73.8%, in the same period last year. Total expenses for the full year ended December 31, 2012 were $25.2 million compared to $21.2 million in the comparable period of 2011.

Operating income for the full year ended December 31, 2012 was $2.6 million compared to operating income of $1.8 million in the comparable period in 2011. Net income attributable to common stockholders of Natural Health Trends was $2.6 million, or $0.24 per basic and $0.23 per diluted share, compared to net income of $2.3 million, or $0.21 per basic and diluted share in the same period of 2011.

Balance Sheet

Stockholders’ equity was $1.9 million as of December 31, 2012 compared to a deficit of $809,000 as of December 31, 2011. The Company had $4.2 million in cash compared to $1.6 million as of December 31, 2011, and no long-term debt.

Shareholder Conference Call

Management will conduct a conference call to discuss its fourth quarter and full year financial results for the period ended December 31, 2012.

Details of the call are as follows:

●	Date: Tuesday, March 12, 2013
●	Time: 4:30 p.m. ET/3:30 p.m. CT
●	Dial-in number: 1-877-941-1427 (domestic) 1-480-629-9664 (international)
●	Webcast link: http://public.viavid.com/index.php?id=103693

A replay will be available from 7:30 p.m. ET on March 12 through 11:59 p.m. ET on March 19, by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing replay pin number 4603633.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand. Additional information can be found on the company's website, www.naturalhealthtrendscorp.com.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 12, 2013, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

-- Tables follow --

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31,
	2011	2012

ASSETS
Current assets:
Cash and cash equivalents	$1,617	$4,207
Restricted cash	494	–
Accounts receivable	93	122
Inventories, net	1,089	867
Other current assets	537	641
Total current assets	3,830	5,837
Property and equipment, net	68	121
Goodwill	1,764	1,764
Restricted cash	220	239
Other assets	241	258
Total assets	$6,123	$8,219

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$2,208	$1,385
Income taxes payable	11	10
Accrued distributor commissions	1,177	1,308
Other accrued expenses	1,471	1,688
Deferred revenue	967	836
Deferred tax liability	148	92
Other current liabilities	950	991
Total current liabilities	6,932	6,310
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 1,761,900 shares designated Series A convertible preferred stock, 138,400 shares issued and outstanding at December 31, 2011 and 2012, aggregate liquidation value of $329	124	124
Common stock, $0.001 par value; 50,000,000 shares authorized; 11,326,323 and 11,324,048 shares issued and outstanding at December 31, 2011 and 2012, respectively	11	11
Additional paid-in capital	80,493	80,584
Accumulated deficit	(81,338)	(78,708)
Accumulated other comprehensive loss:
Foreign currency translation adjustments	(99)	(102)
Total stockholders’ equity (deficit)	(809)	1,909
Total liabilities and stockholders’ equity (deficit)	$6,123	$8,219

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
	(Unaudited)
Net sales	$8,217	$8,111	$31,162	$37,514
Cost of sales	2,130	2,018	8,172	9,685
Gross profit	6,087	6,093	22,990	27,829
Operating expenses:
Distributor commissions	3,215	3,250	11,857	15,724
Selling, general and administrative expenses	2,573	2,410	9,052	9,415
Depreciation and amortization	17	17	298	45
Total operating expenses	5,805	5,677	21,207	25,184
Income from operations	282	416	1,783	2,645
Other income (expense), net	(12)	49	344	(39)
Income before income taxes	270	465	2,127	2,606
Income tax benefit	(334)	(65)	(298)	(24)
Net income	604	530	2,425	2,630
Less: Net income attributable to the noncontrolling interest	(129)	–	(120)	–
Net income attributable to Natural Health Trends	475	530	2,305	2,630

Preferred stock dividends	(4)	(5)	(16)	(17)
Net income attributable to common stockholders of Natural Health Trends	$471	$525	$2,289	$2,613

Income per share of Natural Health Trends – basic	$0.04	$0.05	$0.21	$0.24
Income per share of Natural Health Trends – diluted	$0.04	$0.05	$0.21	$0.23

Weighted-average number of shares outstanding:
Basic	10,806	11,022	10,704	10,944
Diluted	11,074	11,231	10,825	11,234

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,425	$2,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	98	45
Amortization of intangibles	200	–
Stock-based compensation	79	94
Loss on disposal of property and equipment	47	–
Gain on liquidation of MyLexxus Europe	(65)	–
Deferred income taxes	(30)	(56)
Changes in assets and liabilities:
Accounts receivable	10	(24)
Inventories, net	(345)	236
Other current assets	107	(95)
Other assets	169	(5)
Accounts payable	(908)	(826)
Income taxes payable	(332)	(1)
Accrued distributor commissions	462	117
Other accrued expenses	(319)	203
Deferred revenue	(67)	(140)
Other current liabilities	(68)	36
Net cash provided by operating activities	1,463	2,214

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(7)	(96)
Decrease (increase) in restricted cash	(72)	493
Net cash reduction from liquidation of MyLexxus Europe	(57)	–
Net cash provided by (used in) investing activities	(136)	397

CASH FLOWS FROM FINANCING ACTIVITIES:
Advance from related party	233	–
Repayment to related party	(237)	–
Repurchase of common stock	–	(3)
Net cash used in financing activities	(4)	(3)

Effect of exchange rates on cash and cash equivalents	(354)	(18)
Net increase in cash and cash equivalents	969	2,590
CASH AND CASH EQUIVALENTS, beginning of period	648	1,617
CASH AND CASH EQUIVALENTS, end of period	$1,617	$4,207

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